EXHIBIT 10.2
GOODWILL PROTECTION AGREEMENT
               THIS GOODWILL PROTECTION AGREEMENT is made effective the 2nd day of June, 2008, among APOTHECARYRX, LLC, an Oklahoma limited liability company (the “Buyer”) and EDWARD FOX, an individual (“Fox”), SIMPSON GOLD, an individual (“Gold”), LAWRENCE HORWITZ, an individual (“Horwitz”), and STEVEN FEINERMAN, an individual (“Feinerman” and together with Fox, Gold and Horwitz, jointly and severally, the “Sellers”).
W I T N E S S E T H:
               WHEREAS, pursuant to that certain Pharmacy Purchase Agreement dated effective May 2, 2008, (the “Purchase Agreement”) among the Buyer, the Sellers and Parkway Drugs, Inc., an Illinois corporation, Rehn-Huerbinger Drug Co., an Illinois corporation, 666 Drug Company, an Illinois corporation, and Wilmette-Huerbinger Drug Co., an Illinois corporation (collectively, the “Companies”), the Buyer purchased the pharmacy businesses described at Exhibit “A” attached as a part hereof (together, the “Business”) for a sum in excess of $5,000,000.00;
               WHEREAS, the Sellers are the Shareholders of the Companies as set forth at Exhibit “A” hereto and have operated the Business for numerous years during which time the Sellers have built a strong patronage which is the predicate on which the Business is based; and
               WHEREAS, to induce the Buyer to perform the Purchase Agreement and to protect the goodwill purchased by the Buyer in the Business, the Sellers have agreed to execute, deliver and perform this Goodwill Protection Agreement.
               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Noncompetition Covenant. The Sellers agree as follows:
1.1.	For the five (5) year period beginning on the date of this Goodwill Protection Agreement, the Sellers agree that the Sellers, the Sellers’ affiliates and any person receiving a portion of the Purchase Price under the Purchase Agreement will not undertake any plan, program or effort designed or intended to, directly or indirectly, contract or provide, solicit or offer to prepare, dispense or sell at retail any pharmacy, prescription or over the counter drugs or pharmaceuticals (the “Pharmacy Services”) to any person and the family members of any person, or any entity and the affiliates of any entity, who acquired Pharmacy Services within the past five (5) years from the Business (the Customers”).

1.2.	For the five (5) year period beginning on the date of this Goodwill Protection Agreement, the Sellers agree that the Sellers, the Sellers’ parents, subsidiaries, affiliates and shareholders and any person receiving a portion of the Purchase

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Price under the Purchase Agreement will not, directly or indirectly, conduct any Pharmacy Business within ten (10) miles of any location of the Business.
For purposes of this Goodwill Protection Agreement, the term “Pharmacy Business” means: owning, managing, operating, controlling, engaging in or being connected with as a partner, investor, stockholder, creditor, guarantor, advisor, employee, independent contractor or consultant, the business of offering, soliciting, conducting or providing Pharmacy Services. Notwithstanding the foregoing, the Sellers’ employment with the Buyer will not violate the terms of this Agreement, and Fox’s and Simpson’s owning or operating of a Pharmacy Business or conducting Pharmacy Services at any of the following locations (the “Clinics”) will not violate paragraph 1.1 or 1.2 of this Agreement provided that none of the Customers are solicited outside of the Clinics: (a) the Mount Sinai Hospital clinic at 15th Street and California Avenue in Chicago, Illinois; (b) Sinai Touhy Pharmacy, 2907 W. Touhy, Chicago, Illinois, 60645, and (c) Hamlin Pharmacy, 3800 W. Madison St., Chicago, Illinois, 60624. The locations of the Clinics may not change without the written consent of the Buyer. It is further agreed that assistance rendered by any of the Sellers to any of the Companies pursuant to the performance of a certain Transition Agreement (as defined in such Purchase Agreement) will not be deemed a breach of this Agreement.
2. Separate Covenants. This Goodwill Protection Agreement will be deemed to consist of a series of separate covenants independent from any provision of the Purchase Agreement. The Sellers expressly agree that the character, duration and geographical scope of this Goodwill Protection Agreement are reasonable in light of the circumstances as existing on the date of this Goodwill Protection Agreement. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Goodwill Protection Agreement is unreasonable in light of the circumstances as then existing or existing at the execution of this Goodwill Protection Agreement, then it is the intention and the agreement of the Sellers and the Buyer that this Goodwill Protection Agreement be construed by the court and given effect in such a manner as to impose only the restrictions on the conduct of the Sellers which are reasonable in light of the circumstances as then existing and as are necessary to assure the Buyer of the intended benefit of this Goodwill Protection Agreement. If, in any judicial proceeding, a court refuses to enforce all of the separate covenants deemed included herein because, taken together such covenants are more extensive than necessary to assure the Buyer of the intended benefit of this Goodwill Protection Agreement, it is expressly understood and agreed between the parties that those covenants not to be enforced in such proceeding will, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.
3. Periodic Payments. As additional consideration for the Sellers’ execution, delivery and performance of this Goodwill Protection Agreement, the Buyer agrees to pay to each of the Sellers sixty (60) monthly payments each in the amount of $1,666.67 allocated as follows: (a) $500.00 to Fox; (b) $500.00 to Gold; (c) $342.64 to Horwitz; and (d) $324.03 to Feinerman; or in such other amounts directed in a writing signed by all of the Sellers. The monthly payments will commence on July 1, 2008, and be made on the 1st day of each month thereafter through and including June 1, 2013. Each such payment will be sent by regular mail to the addresses for each Seller provided under Paragraph 6.1 of this Goodwill Protection Agreement or such other address designated by the applicable Seller from time to time.

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4. Default by Sellers. If the Sellers fail to perform any obligation contained in this Goodwill Protection Agreement, the Purchase Agreement or any instrument entered into in connection therewith, the Buyer will serve written notice to the Sellers specifying the nature of such default and demanding performance. If such default has not been cured within five (5) business days after receipt of such default notice, the Buyer will be entitled to demand specific performance, suspend performance of any obligation under this Goodwill Protection Agreement, or exercise all remedies available at law or in equity. Given the nature of the Pharmacy Business, the parties acknowledge and agree that the goodwill sold by the Sellers and purchased by the Buyer cannot be protected if the provisions of this Goodwill Protection Agreement are not strictly enforced. Accordingly, the parties acknowledge and agree that if there is a breach by the Sellers of the provisions of this Goodwill Protection Agreement, money damages alone will not be adequate and the Buyer will be entitled to an injunction restraining the Sellers from violating the provisions of this Goodwill Protection Agreement. In addition to the foregoing and any other remedies available to the Buyer, at law or in equity, in the event the Sellers are in default and the Buyer is diligently pursuing a judicial remedy, the periods specified in paragraphs 1.1, 1.2 and 1.3 will be tolled until the conclusion of the judicial action (the “Tolling Period”) and such periods will be automatically extended by the number of days elapsed during the Tolling Period. The remedies provided by this Goodwill Protection Agreement are cumulative and will not exclude any other remedy to which a party might be entitled under this Goodwill Protection Agreement. In the event, a party elects to selectively and successively enforce such party’s rights under this Goodwill Protection Agreement, such action will not be deemed a waiver or discharge of any other remedy.
5. Default by Buyer. If the Buyer defaults in the payment under this Agreement, then the Sellers’ obligations under this Agreement will immediately terminate without relieving the Buyer of its payment obligation hereunder. Further, if Buyer defaults under the Promissory Note or the Security Agreement, each as defined in the Purchase Agreement, then the Sellers’ obligations under this Agreement will immediately terminate without relieving Buyer of its payment obligation hereunder.
6.	Miscellaneous. It is further agreed as follows:
6.1.	Notices. Except as expressly provided herein, any notice, demand or communication required or permitted to be given by any provision of this Goodwill Protection Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

To the Buyer:	ApothecaryRx, LLC
C/o Mr. Lewis P. Zeidner, President
5500 Wayzata Boulevard, Suite 210
Golden Valley, Minnesota 55416
Fax: (763) 647-1137

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With a copy to:	Michael Meleen, Esquire
Commercial Law Group, P.C.
700 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Fax: (405) 232-5553

To the Sellers:	Edward Fox
1765 Orchid Ct.
Highland Park, Illinois 60035
Fax: (847) 673-2461

Simpson Gold
57 E. Delaware #3105
Chicago, Illinois 60611

Lawrence Horwitz
1500 Sheridan Road, #2D
Wilmette, Illinois 60091

Steven Feinerman
800 Croftridge
Highland Park, Illinois 60035

With a copy to:	Terry L. Engel
Deutsch, Levy & Engel, Chartered
225 W. Washington Street, Suite. 1700
Chicago, Illinois 60606
Fax: (312) 346-1859
6.2.	Severability. If any clause or provision of this Goodwill Protection Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Goodwill Protection Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

6.3.	Entire Agreement. This Goodwill Protection Agreement, together with the Purchase Agreement and the other instruments executed in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein. Neither this Goodwill Protection Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated except by an instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

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6.4.	Attorneys’ Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Goodwill Protection Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing party as determined by Order of the Court.

6.5.	Waiver. Waiver of performance of any obligation or term contained in this Goodwill Protection Agreement by any party, or waiver by one party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Goodwill Protection Agreement or a future waiver of the same obligation or a waiver of any future default.

6.6.	Assignment. The Buyer may assign all or any portion of its rights hereunder to: (a) any other entity or person which at any time controls or is under common control with the Buyer, or (b) any entity or person which acquires all or any portion of the Business.

6.7.	Governing Law. This Goodwill Protection Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Illinois, regardless of any applicable principles of conflicts of law.

6.8.	Consent to Jurisdiction. Any suit, action or other proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in Chicago, Illinois, or the United States District Court sitting in Chicago, Illinois, and each of the Parties hereby consents to the jurisdiction of such courts (and of the related appellate courts) in any such suit, action or proceeding and irrevocably waives, to the full extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or jurisdiction of any such proceeding may be serviced on Party anywhere in the world, whether within or without the jurisdiction of any such court.
[Signature Pages Follow]

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SIGNATURE PAGE TO GOODWILL PROTECTION AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

/S/ EDWARD FOX

EDWARD FOX, individually

/S/ SIMPSON GOLD

SIMPSON GOLD, individually

/S/ LAWRENCE HORWITZ

LAWRENCE HORWITZ, individually

/S/ STEVEN FEINERMAN

STEVEN FEINERMAN, individually

(together, the “Sellers”)

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SIGNATURE PAGE TO GOODWILL PROTECTION AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

APOTHECARYRX, LLC, an Oklahoma limited liability company
By	/S/ LEWIS P. ZEIDNER
Lewis P. Zeidner, President

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